Contact: Robert Strickland
Pericom Semiconductor
Tel: 408 435-0800
rstrickland@pericom.com
PERICOM SEMICONDUCTOR REPORTS
FISCAL Q3 2009 FINANCIAL RESULTS

San Jose, Calif. – May 1, 2009 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal third quarter ended March 28, 2009.

Quarterly Summary

▪	Net revenues declined 21% sequentially and 41% year-over-year to $24.4 million.
▪	Gross profits decreased $2.1 million sequentially and $6.8 million year-over-year.
▪	Gross margin of 35.5% improved 63 basis points on a sequential basis and decreased 205 basis points year-over-year.
▪	Net income fell 85% sequentially and 94% year-over-year to $256,000.
▪	Total shares repurchased during the period were 85,803 shares for $471,815.

Net revenues for the third quarter were $24.4 million, down 21% from the $30.7 million reported in the second quarter, and down 41% from the $41.2 million reported in the comparable period last year. Gross margin was 35.5%, up from 34.9% last quarter, and down from 37.6% in the comparable period last year. Net revenues for the nine-month period ending March 28, 2009 were $99.0 million, down 18% from $120.4 million in the prior year comparable period. Gross margin in the nine-month period ending March 28, 2009 was 35.7%, down from 37.0% in the comparable period last year.

Operating expenses in the quarter were $9.4 million, down from $10.0 million in the previous quarter and down from $10.2 million in the comparable period last year. Operating expenses in the nine-month period ending March 28, 2009 were $30.6 million, up from $30.2 million in the comparable period last year. Share-based compensation expense in the quarter was $998,000, up from $904,000 in the previous quarter and up from $585,000 in the comparable period last year. Stock based compensation expense for the nine-month period ended March 28, 2009 was $2.7 million, up from $1.7 million in the comparable prior year period.

Net income in the quarter was $256,000, or $0.01 per diluted share, compared with net income of $1.7 million, or $0.07 per diluted share in the second quarter, and net income of $4.1 million, or $0.16 per diluted share in the same period a year ago. Net income in the nine-month period ending March 28, 2009 was $5.9 million, or $0.23 per diluted share, down from $12.4 million, or $0.47 per diluted share in the comparable prior year period.

“Our third quarter results reflect the difficult global economic environment in which we are currently operating,” said Alex Hui, president and CEO of Pericom.   “Over the past two quarters we have experienced a sharp decline in revenue, which was consistent with declining end-market demand and inventory reduction initiatives across the supply chain.  As a result, we have taken steps to reduce our operating expenses to better match lower revenue expectations for our business.

“We believe the inventory reduction initiatives have been or will soon be completed. Our bookings began improving towards the end of the March quarter, and resulted in our having an improved backlog as we entered the June quarter. We believe our revenues reached a low point in the March quarter and we expect to see significantly improved revenues this quarter as demand levels more closely align with end user demand.

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE May 1, 2009

“Enabling serial connectivity in computer, communication and consumer applications remains our primary focus. We are encouraged by the increasing deployment of our serial protocol solution in our focus market segments, with PCI-e and e-SATA products accounting for 17% of total revenue in FYQ3. Despite the downturn, we continue to invest in innovation. We are developing connectivity and timing solutions for next generation serial protocols such as PCI-Express Gen3, DisplayPort 1.2 and USB 3.0. We believe our comprehensive serial connectivity and timing solutions position us well for long term growth.”

New Products

In the March quarter, we continued to expand our serial connectivity solution with the introduction of 11 new products that work across the Signal Integrity, Timing and Connectivity product areas:

•
Expanding its solutions for high speed serial protocol signal integrity, Pericom introduced 2 new ReDriverTM products supporting the SATA (Serial ATA) protocol for storage media devices. The new products target next generation volume notebook and desktop applications, including advanced 6Gb/s SATA2 applications. These products enable transfer of high speed serial signals across external cables to storage media, such as HDD.

•
Adding to high speed Connectivity and Switching solutions, Pericom introduced 5 new switch and interface products targeted across USB, HDMI video, and Ethernet serial protocols. Market segments include volume consumer GPS, PC graphics, Consumer digital video, notebook/docking, and ultra mobility platforms such as cell phones and PDA.

•
Expanding its timing solutions for next generation platforms, Pericom introduced 4 new products and families in the past quarter. Advanced clock buffers and generators address PC and peripherals, storage, telecom, and GPS market segments, while the new XP crystal oscillator (XO) family is aimed at Ethernet, Storage, and GPON market segments and applications.

Share Repurchase Update

On April 26, 2007, the Company’s Board of Directors authorized the repurchase of 2.0 million shares and on April 29, 2008, our Board of Directors authorized the repurchase of an additional $30 million of our common stock.  The Company has completed the repurchase of 2,000,000 shares under the 2007 authority at a total cost of approximately $25.2 million. Pursuant to the 2008 authority, the Company repurchased 85,803 shares in the three months ended March 28, 2009 for an aggregate cost of $471,815 and an average per share purchase price of $5.50.  For the nine months ended March 28, 2009  the Company repurchased 712,297 shares for $5,450,964, with an average  of $7.65 per share.  The remaining balance of potential share repurchases under the 2008 authority is approximately $26.5 million.

Fiscal Q4 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the fourth fiscal quarter are expected to be in the range of $27.0 million to $30.0 million.

•	Gross margins are expected to be in the 32.0% to 34.0% range.

•	Operating expenses are expected to be in the range of $9.0 to $9.5 million, which include stock-based compensation expense of approximately $1.0 million.

•	Other income is expected to be approximately $1.0 million, consisting primarily of interest income.

•	The effective tax rate is expected to be approximately 31 percent.

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE May 1, 2009

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (877) 879-6207 (domestic) or (719) 325-4759 (international) and reference “Pericom.”

A taped replay of the conference call will be made available for five business days. To listen to the replay, dial (888) 203-1112 and reference Passcode 7884625.

The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com.  Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. http://www.pericom.com

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding the completion of inventory reduction initiatives, our revenues reaching a low point in the March quarter, expectations as to improved revenues in the fiscal fourth quarter, Pericom being well positioned and the statements under the caption ‘Fiscal Q4 Outlook’, which regard the anticipated revenues, gross margins, operating expenses, other income and the effective tax rate. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including a prolonged continuation of the current economic downturn, softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our quarterly report on Form 10-Q for the quarter ended December 27, 2008 and in particular the risk factors sections of that filing.

- See Attached Tables -

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE May 1, 2009

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Mar 28,	Dec 27,	Mar 29,	Mar 28,	Mar 29,
	2009	2008	2008	2009	2008

Net revenues	$24,394	$30,732	$41,177	$99,022	$120,371

Cost of revenues	15,731	20,013	25,709	63,657	75,870

Gross profit	8,663	10,719	15,468	35,365	44,501

Operating expenses:

Research and development	3,996	4,363	4,503	12,580	12,863

Selling, general and administrative	5,136	5,453	5,705	17,491	17,330

Restructuring charge	293	217	-	510	-

Total	9,425	10,033	10,208	30,581	30,193

Income (loss) from operations	(762)	686	5,260	4,784	14,308

Interest and other income	1,501	1,264	903	3,871	3,895

Other than temporary decline in value of investment	(48)	-	(52)	(92)	(52)

Income before income tax expense	691	1,950	6,111	8,563	18,151

Income tax expense	460	147	2,054	2,676	6,089

Minority interest in income of consolidated subsidiaries	(24)	(23)	(47)	(92)	(63)

Equity in net income (loss) of unconsolidated affiliates	49	(71)	131	95	421

Net income	$256	$1,709	$4,141	$5,890	$12,420

Basic income per share	$0.01	$0.07	$0.16	$0.23	$0.48

Diluted income per share	$0.01	$0.07	$0.16	$0.23	$0.47

Shares used in computing basic income per share	25,218	25,418	25,835	25,438	25,823

Shares used in computing diluted income per share	25,282	25,496	26,633	25,673	26,657

- more -

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE May 1, 2009

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	As of	As of
	March 28, 2009	June 28, 2008
	(unaudited)
Assets

Current Assets:

Cash and cash equivalents	$29,617	$41,646
Short-term investments	69,261	72,108
Accounts receivable
Trade	22,158	29,002
Other receivables	1,602	1,684
Inventories	17,268	17,921
Prepaid expenses and other current assets	1,395	5,943
Deferred income taxes	3,888	3,344
Total current assets	145,189	171,648

Property, plant and equipment - net	34,103	29,173
Investments in unconsolidated affiliates	10,512	10,392
Deferred income taxes - non current	4,652	4,543
Long-term investments in marketable securities	24,023	10,171
Goodwill	1,665	1,325
Intangible assets	1,823	1,140
Other assets	3,150	3,191
Total assets	$225,117	$231,583

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$6,843	$13,431
Accrued liabilities	6,130	8,779
Total current liabilities	12,973	22,210

Long-term debt	1,628	-
Deferred tax liabilities	800	800
Other long term liabilities	1,018	-
Minority interest in consolidated subsidiaries	1,211	1,118
Total liabilities	17,630	24,128

Shareholders' equity:
Common stock and paid in capital	130,819	132,028
Retained earnings and other comprehensive income	76,668	75,427
Total shareholders' equity	207,487	207,455

Total liabilities and shareholders' equity	$225,117	$231,583

- end -

3545 North First Street     San Jose, CA   95134     (408) 435-0800